KPMG Peat Marwick LLP
Morgan Keegan Tower, Suite 900
Fifty North Front Street
Memphis, TN  38103



                                  Accounts' Consent

We consent to the use herein of our report dated February 16, 1996, to the financial condition of Ceres Fund, L.P. (a Tennessee Limited Partnership) as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' capital, cash flows, and summary of net asset values for each of the years in the three-year period ended December 31, 1995 and the reference to our Firm under the heading "Experts" in the Prospectus.

                                 /s/ KPMG Peat Marwick LLP

Memphis, Tennessee
October 30, 1996